UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 07/08/2013

Cytec Industries Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-12372

Delaware	22-3268660
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Five Garret Mountain Plaza

Woodland Park, NJ 07424

(Address of principal executive offices, including zip code)

(973) 357-3100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On July 8, 2013, Cytec Industries Inc. (the “Company”) issued a press release announcing its election to change its method of accounting for actuarial gains and losses for its pension and other postretirement benefit (“OPEB”) plans to a more preferable method as permitted under generally accepted accounting principles in the United States (“GAAP”). The new accounting method, adopted in second quarter 2013, will be retrospectively applied to the Company’s financial results for all periods.

The cumulative effect of the change on Retained Earnings as of December 31, 2012 (the most recent measurement date) is a decrease of approximately $222.1 million, with a change to Accumulated Other Comprehensive Loss (Income) of $220.8 million. Additionally, other liabilities increased by $3.4 million, inventory increased by $2.6 million, and deferred tax assets increased by $0.6 million, while assets held for sale decreased by $1.1 million. Under the newly adopted method of accounting for actuarial gains and losses for its pension and OPEB plans, the Company expects its 2013 pension and OPEB costs to be lower than previously anticipated by approximately $30 million, pre-tax, excluding the impact of any mark-to-market adjustments.

The text of the release announcing the election to change accounting policies is provided as Exhibit 99.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

99.1 Press release by the registrant on July 8, 2013 announcing the change in accounting policies and related schedules

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cytec Industries Inc.

Date: July 8, 2013	By:	/s/ David M. Drillock
David M. Drillock
Vice President and Chief Financial Officer